                                                              EXHIBIT 11
                                                              ----------
COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months Ended March 31,
                                                        1994          1993
                                                        ----          ----
(Amounts in thousands, except per share data)
PRIMARY
  Average shares outstanding                           11,020        10,982
  Net effect of dilutive stock options-
    based on the treasury stock method using
    average market price                                  104           183
                                                        -----         -----
                                   TOTAL               11,124        11,165
                                                       ======        ======
Income before Cumulative Effect
  of Accounting Change                               $    183      $  1,305
Per Share Amount                                         0.02          0.12
                                                      =======       =======
Cumulative Effect of Accounting Change               $                1,400
Per Share Amount                                                       0.13
                                                      =======       =======
Net Income (Loss)                                    $    183       $   (95)
Per Share Amount                                          .02         (0.01)
                                                      =======       =======
FULLY DILUTED
  Average shares outstanding                           11,020        10,982
  Net effect of dilutive stock options-
    based on the treasury stock method using
    the period-end market price, if higher than
    the average market price                              107           191
                                                        -----         -----
                                   TOTAL               11,127        11,173
                                                       ======        ======
Income before Cumulative Effect of
    Accounting Change                                $    183      $  1,305
Per Share Amount                                         0.02          0.12
                                                      =======       =======
Cumulative Effect of Accounting Change               $                1,400
Per Share Amount                                                       0.13
                                                      =======       =======
Net Income (Loss)                                    $    183       $   (95)
Per Share Amount                                         0.02         (0.01)
                                                      =======       =======

Since the effect of full dilution is not material, such amount is not included in the Quarterly Report to Shareholders.